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                                                                    EXHIBIT 12.2

         Statement of Computation of Ratio of Earnings to Fixed Charges

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
                                      Predecessor                                    Pioneer
                         ------------------------------------- ---------------------------------------------------
                            For the year ended     Period from Period from            For the year ended
                         ------------------------- February 25  July 21 to  --------------------------------------
                         February 25, February 24, to July 20, December 28, December 27, December 26, December 25,
                             1994         1995        1995         1995         1996         1997         1998
                         ------------ ------------ ----------- ------------ ------------ ------------ ------------
                                                   (unaudited)
                                                       (in thousands, except ratios)
Income from continuing
 operations before
 income taxes...........    $1,271      $ 8,369      $3,455       $1,021      $12,640      $20,587      $20,937
                            ------      -------      ------       ------      -------      -------      -------
Fixed charges:
 Interest...............     3,745        4,372       1,590        2,069        3,384        2,663        2,587
 33% of rental expense..       925        1,048         587          587          200          218          252
                            ------      -------      ------       ------      -------      -------      -------
 Total fixed charges....     4,670        5,420       2,177        2,656        3,584        2,881        2,839
                            ------      -------      ------       ------      -------      -------      -------
Income plus fixed
 charges................    $5,941      $13,789      $5,632       $3,677      $16,224      $23,468      $23,776
                            ------      -------      ------       ------      -------      -------      -------
Ratio of earnings to
 fixed charges..........      1.3x         2.5x        2.6x         1.4x         4.5x         8.1x         8.4x
                            ======      =======      ======       ======      =======      =======      =======
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